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                                                                    EXHIBIT 23.1


                               CONSENT OF KPMG LLP


The Board of Directors
The TriZetto Group, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 333-52490 and 333-47764) on Form S-3 and (Nos. 333-52488, 333-43220,
333-94817, and 333-92729) on Form S-8 of The TriZetto Group, Inc. of our report dated May 16, 2000, except as to the third paragraph of note 6, which is as of July 17, 2000, with respect to the consolidated balance sheet of Resource Information Management Systems, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of The TriZetto Group, Inc. dated June 11, 2001.


                                             /s/ KPMG LLP


Chicago, Illinois
June 11, 2001